Exhibit 10.10

PAYMENT AGREEMENT

THIS PAYMENT AGREEMENT (this “Agreement”) is entered into as of December 30, 2005, by and between CNL HOTELS & RESORTS, INC. (f/k/a CNL Hospitality Properties, Inc.), a Maryland corporation (the “Company”), and CNL HOSPITALITY CORP., a Florida corporation (the “Advisor”).  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in that certain Advisory Agreement, dated as of April 1, 2004, between the Company and the Advisor (the “Advisory Agreement”).

W I T N E S S E T H:

WHEREAS, the Company and the Advisor entered into the Advisory Agreement, pursuant to which the Advisor provides the Company with certain advisory services relating to, among other things, acquisition and financing transactions; and

WHEREAS, the Company and the Advisor entered into that certain Renewal Agreement, dated as of March 31, 2005, as amended by the First Amendment to Renewal Agreement, dated as of June 30, 2005, the Second Amendment to Renewal Agreement, dated as of July 29, 2005, the Third Amendment to Renewal Agreement, dated as of August 30, 2005, the Fourth Amendment to Renewal Agreement, dated as of September 29, 2005, the Fifth Amendment to Renewal Agreement, dated as of October 31, 2005, and the Sixth Amendment to Renewal Agreement, dated as of November 30, 2005 (collectively, the “Original Renewal Agreement”), pursuant to which, among other things, the Advisory Agreement was amended and renewed for an additional one-year term; and

WHEREAS, the payment of Acquisition Fees (as specifically set forth and enumerated in Section 9(b) of the Advisory Agreement (the “Acquisition Fees”)) by the Company to the Advisor under the Advisory Agreement and the Amended Advisory Agreement (as defined herein) have been deferred, pursuant to the terms of the Agreement and Plan of Merger, dated as of April 29, 2004, as amended as of June 17, 2004, by and among the Company, the Advisor, CNL Hospitality Properties Acquisition Corp., CNL Real Estate Group, Inc., Five Arrows Realty Securities II, LLC, the Stockholders (as defined therein), and CNL Financial Group, Inc. (the “Merger Agreement”), and the initial claim by the Advisor for such fees (which will have been deferred through and including December 31, 2005) aggregates $82.7 million (the “Payable Fees”); and

WHEREAS, the Independent Directors of the Board of Directors of the Company (the “Independent Directors”) have reviewed the Payable Fees (the “Initial Claim”) and have been in discussions with the Advisor regarding a negotiated determination of the amount of the Payable Fees in accordance with the terms of the Advisory Agreement and the Company’s Articles of Amendment and Restatement, as amended; and

WHEREAS, the Independent Directors and the Advisor, after negotiation, have agreed to settle the amount of Payable Fees payable by the Company to the Advisor in an amount less than the Initial Claim upon the terms and conditions provided herein in full satisfaction, release and discharge of the Payable Fees; and

WHEREAS, the Independent Directors have received the opinion of Houlihan Lokey & Zukin Financial Advisors, Inc., that the amount of the Payment (as defined herein) is fair to the Company and the stockholders of the Company from a financial point of view; and

WHEREAS, the Company and the Advisor have determined to reduce the percentage of Total Proceeds payable to the Advisor pursuant to the Advisory Agreement, and in connection therewith, are entering into an Amended and Restated Renewal Agreement of even date herewith (the “Amended and Restated Renewal Agreement,” which, collectively with the Advisory Agreement, shall be referred to herein as the “Amended Advisory Agreement”);

WHEREAS, the Independent Directors have unanimously approved this Agreement and the Amended and Restated Renewal Agreement; and

NOW, THEREFORE, in consideration of the premises and mutual agreements, covenants and provisions contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.             Payment.  The Company shall pay the Advisor an aggregate of $37,000,000 as follows:  (i) $10,000,000 in cash to be paid by the Company to the Advisor on the date hereof by wire transfer of immediately available funds, and (ii) the issuance and delivery by the Company to the Advisor of a promissory note made by the Company to the Advisor in the original principal amount of $27,000,000 in the form attached hereto as Exhibit A (the “Note”), to be delivered by the Company to the Advisor on the date hereof (collectively, the “Payment”).  The Company shall pay any documentary stamp tax with respect to the issuance and delivery of the Note to the extent required.

2.             Payable Fees.  The Advisor hereby acknowledges and agrees that (i) the Payment shall be in full satisfaction and payment of all its rights and interests with respect to the Payable Fees and (ii) there are no other unpaid Acquisition Fees which have been incurred by the Company or earned by the Advisor on or prior to December 31, 2005, other than the Payable Fees.

3.             Waiver of Acquisition Fees and Asset Management Fees.  The Advisor hereby acknowledges and agrees (i) to irrevocably waive the right to payment of any Acquisition Fees and Asset Management Fees (as enumerated in Section 9(a) of the Amended Advisory Agreement) payable by the Company to the Advisor under the Amended Advisory Agreement for the period from and including January 1, 2006 through and including June 30, 2006 (collectively, the “Relinquished Fees”) and (ii) that the mutual agreements, covenants and provisions contained in this Agreement shall be in full satisfaction and payment of all of its rights and interests with respect to the Relinquished Fees.  Except for the Payment with respect to Payable Fees as set forth in paragraph 1 and paragraph 2 and the waiver of the Relinquished Fees as set forth in paragraph 3, all other advisory fees under the Amended Advisory Agreement, including, without limitation, Development Fees, incurred by the Company and earned by the

Advisor shall be payable in accordance with the terms and conditions of the Amended Advisory Agreement.

4.             Release by the Company.  The Company, for itself, each of its subsidiaries and Affiliates, successors and assigns, and any of their respective past, present and future employees, agents, representatives, attorneys, officers, directors, stockholders and trustees (collectively the “Company Releasing Parties”), does hereby fully, finally and forever remise, release and discharge (the “Company Release”) the Advisor, its subsidiaries and Affiliates, successors and assigns, and any of their respective past, present and future employees, agents, representatives, attorneys, officers, directors, stockholders and trustees (collectively the “Company Released Parties”), from any and all actions, causes and rights of action, counterclaims, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, damages, special damages, judgments, expenses, executions, liens, claims of liens, claims of costs, penalties, attorneys’ fees, or any other compensation, recovery or relief, on account of any liability, obligation, demand or cause of action of whatever nature (collectively, “Losses”) relating to, arising out of or in connection with any claim that the Company should have settled the Payable Fees and the Relinquished Fees for an amount less than the Payment, whether at law, in equity or otherwise, whether currently outstanding or arising subsequent hereto (including as a result of newly enacted laws or regulations), known or unknown, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, hidden or concealed, disputed or undisputed, liquidated or unliquidated, matured or unmatured and whether or not accrued, and whether or not asserted or assertable in law, equity or otherwise, for, upon or by reason of any act, omission, negligence or other matter, cause or thing whatsoever from the beginning of the world until the date hereof, which any of the Company Releasing Parties ever had or may have had, now have, or hereafter can, shall or may have against any of the Company Released Parties for, upon or by reason of any act, omission or other matter, cause or thing whatsoever, in whatever capacity, from the beginning of the world until the date hereof; and each of the Company Releasing Parties hereby agrees that it shall not make any claim, demand or cause of action that the Company should have settled the Payable Fees and the Relinquished Fees for an amount less than the Payment, or challenging the validity, legality, binding nature or enforceability of the Company Release.  Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Agreement shall be deemed to constitute a release or discharge of the Advisor from its obligations under this Agreement, the Advisory Agreement, the Original Renewal Agreement, the Amended Advisory Agreement, the Amended and Restated Renewal Agreement or the Merger Agreement not specifically contemplated by the Company Release.

5.             Release by the Advisor.  The Advisor, for itself, each of its subsidiaries and Affiliates, successors and assigns, and any of their respective past, present and future employees, agents, representatives, attorneys, officers, directors, stockholders and trustees (collectively the “Advisor Releasing Parties”), does hereby fully, finally and forever remise, release and discharge (the “Advisor Release”) the Company, its subsidiaries and Affiliates, successors and assigns, and of any of their respective past, present, and future employees, agents, representatives, attorneys, officers, directors, stockholders and trustees (collectively the “Advisor Released Parties”), from any and all Losses relating to, arising out of or in connection with any claim that the Advisor was entitled, owed or had any rights with respect to Payable Fees and Relinquished Fees for an amount in excess of the Payment, whether at law, in equity or otherwise, whether currently outstanding or arising subsequent hereto (including as a result of newly enacted laws or regulations), known or unknown, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, hidden or concealed, disputed or undisputed, liquidated or unliquidated, matured or unmatured and whether or not accrued, and whether or not asserted or assertable in law, equity or otherwise, for, upon or by reason of any act, omission, negligence or other matter, cause or thing whatsoever from the beginning of the world until the date hereof, which any of the Advisor Releasing Parties ever had or may have had, now have, or hereafter can, shall or may have against any of the Advisor Released Parties for, upon or by reason of any act, omission or other matter, cause or thing whatsoever, in whatever capacity, from the beginning of the world until the date hereof; and each of the Advisor Releasing Parties hereby agrees that it shall not make any claim, demand or cause of action that the Advisor was entitled, owed or had any rights with respect to Payable Fees and Relinquished Fees for an amount in excess of the Payment, or challenging the validity, legality, binding nature or enforceability of the Advisor Release.  Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Agreement shall be deemed to constitute a release or discharge of the Company from its obligations under this Agreement, the Advisory Agreement, the Amended Advisory Agreement, the Amended and Restated Renewal Agreement or the Merger Agreement not specifically contemplated by the Advisor Release.

6.             Representations and Warranties.  Each of the Company and the Advisor hereby represents and warrants to the other party that:

(a)           it is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, with full corporate power and authority to execute and deliver this Agreement, perform its obligations hereunder and consummate the transactions contemplated hereby;

(b)           The execution and delivery of this Agreement by it, and the performance of its obligations hereunder, have been duly and validly authorized by all necessary corporate action, no other action on its part being necessary.  This Agreement has been duly and validly executed and delivered by such party and constitutes the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms; and

(c)           Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) conflict with, or result in a breach of any provision of, such party’s certificate of incorporation or by-laws, (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien or other encumbrance upon any of such party’s properties or assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease, arrangement or understanding or other instrument or obligation to which such party is a party, (iii) violate any order, writ, injunction or decree, or statute, rule or regulation applicable to such party or any of its properties or assets or (iv) require any action, consent or approval of, or review by, or registration or filing by such party or any of its Affiliates with, any third party or any governmental authority prior to effectiveness hereof.

7.             Indemnification.

(a)           The Company agrees to indemnify and hold the Company Released Parties, or any of them, harmless from any and all Losses incurred by any such Company Released Party, to the extent arising out of or resulting from any inaccuracy in or breach of any of the representations and warranties of the Company hereunder set forth in paragraph 6.

(b)           The Advisor agrees to indemnify and hold the Advisor Released Parties, or any of them, harmless from any and all Losses incurred by any such Advisor Released Party, to the extent arising out of or resulting from any inaccuracy in or breach of any of the representations and warranties of the Advisor hereunder set forth in paragraph 6.

8.             Confidentiality.  Subject to the following sentence, each party will treat any other party’s confidential information obtained from any source or as a result of this Agreement, the Advisory Agreement, the Original Renewal Agreement, the Amended Advisory Agreement and the Amended and Restated Renewal Agreement (including, without limitation, the negotiations of the parties in connection therewith) as confidential and will not disclose such information to any person, firm or enterprise, or use (directly or indirectly) any such information for its own benefit or the benefit of any other party except to such party’s advisors, unless authorized in writing by the party that owns the confidential information, and even then, agrees to limit access to and disclosure of such confidential information on a “need to know” basis only to others who have agreed in writing to be bound by similar confidentiality obligations.  Notwithstanding the foregoing, the parties may disclose confidential information as required by a court of competent jurisdiction, governmental authority or regulatory agency; provided that the disclosing party must: (i) use reasonable efforts to maintain the confidential nature of such confidential information, including but not limited to providing such disclosure under seal and/or pursuant to a protective order; and (ii) provide reasonable advance written notice of such required disclosure to the party that owns such confidential information.  Notwithstanding the foregoing, the Advisor acknowledges and agrees that the Company may be required to disclose this Agreement in connection with its reporting obligations under the rules and regulations of the Securities and Exchange Commission.

9.             Notices.  All notices and other communications under this Agreement shall be dated and in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by facsimile (with written confirmation of transmission) or (c) one business day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by written notice given to the other party pursuant to this provision):

If to the Company, to:

CNL Hotels & Resorts, Inc.

450 South Orange Avenue

Orlando, Florida 32801

Facsimile: (407) 648-0398

Attn:  Greerson G. McMullen, Esq.

If to the Advisor, to:

CNL Hospitality Corp.

450 South Orange Avenue

Orlando, Florida 32801

Facsimile:  (407) 843-4444

Attn:  Timothy Manor, Esq.

10.           Miscellaneous.  (a)  The parties hereto acknowledge that they have completely read, fully understand, and voluntarily accept the terms of this Agreement, having been advised by their own independent counsel of the scope and legal effect hereof.  This Agreement was prepared by all signatories hereto and in case of ambiguity shall not be construed more strongly against one than against the other.

(b)           This Agreement shall be deemed to be a contract made under the laws of the State of Florida and shall be governed by, and construed in accordance with, the laws of the State of Florida, without regard to the principles of conflicts of law thereof.  The parties hereby irrevocably consent to the jurisdiction of all courts (state and federal) sitting in the State of Florida in connection with any claim, action or proceeding relating to or in connection with this Agreement, and hereby waive any defense of forum non conveniens or other such claim or defense in respect of the lodging of any such claim, action or proceeding in any such court.

(c)           This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, legal representatives, successors and assigns.

(d)           If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.   Upon such determination by a court or tribunal of competent jurisdiction that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(e)           Neither party shall by any act delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or with respect to a breach by the other parties hereto of any of the terms and conditions hereof.  No failure to exercise, nor any delay in exercising, on the part of either party, any right, power or privilege hereunder shall operate as a waiver thereof.  No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power of privilege.  A waiver by either party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such party would otherwise have on any future occasion.

(f)            The rights and remedies provided herein are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies existing at law or in equity or otherwise.

(g)           The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement unless the context otherwise requires.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

(h)           Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.

(i)            This Agreement, along with the Amended Advisory Agreement, contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings oral or written (including, without limitation, the Preliminary Term Sheet executed by the parties on December 8, 2005), with respect to such matters.  Notwithstanding the foregoing, the Advisor and the Company acknowledge that (1) Section 8.13 of the Merger Agreement, among various parties including the Advisor and the Company, has provisions which are currently binding on the Advisor and the Company, and to the extent Section 8.13 of the Merger Agreement is inconsistent with the terms and conditions of this Agreement, this Agreement shall supersede Section 8.13 and (2) there shall be no deferral of advisory fees under the Amended Advisory Agreement after the date hereof unless agreed to in writing by the Company and the Advisor.

(j)            This Agreement and any amendment hereto may be executed by the parties hereto in one or more counterparts, each of which shall be deemed to be an original as to the party whose signature appears thereon, and all of which shall together constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected as signatories.

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed on its behalf by a duly authorized officer as of the date first above written.

CNL HOTELS & RESORTS, INC.

By:	/s/ Mark E. Patten
	Name:	Mark E. Patten
	Title:	Senior Vice President and
Chief Accounting Officer

CNL HOSPITALITY CORP.

By:	/s/ James M. Seneff, Jr.
Name: James M. Seneff, Jr.
Title: Chairman

EXHIBIT A

PROMISSORY NOTE

COPY

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED, DONATED OR OTHERWISE TRANSFERRED WITHOUT COMPLIANCE WITH THE REGISTRATION OR QUALIFICATION PROVISIONS OF APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR APPLICABLE EXEMPTIONS THEREFROM.

PROMISSORY NOTE

$27,000,000	Issuance Date: December 30, 2005

FOR VALUE RECEIVED, the undersigned, CNL HOTELS & RESORTS, INC., a Maryland corporation (the “Maker”), hereby promises to pay CNL HOSPITALITY CORP., a Florida corporation (the “Payee”), the principal sum of Twenty-Seven Million ($27,000,000) Dollars, together with interest on the outstanding principal balance hereunder accrued from the date hereof at the fixed simple rate of six percent (6%) per annum.  All payments of principal and/or interest shall be paid as set forth below, and each such payment shall be made in lawful money of the United States of America by wire transfer of immediately available funds to such account as shall have been designated by the Payee in advance of the subject payment date.

1.             Payments of Principal and Interest.

(a)           The principal of this Note, together with all unpaid accrued interest hereunder, shall be due and payable as follows:  (i) $15,000,000 in principal on January 31, 2006, and (ii) $12,000,000 in principal on January 31, 2007 (the “Note Payment Dates”).

(b)           Accrued interest on the unpaid principal balance of this Note shall be payable in arrears on each of the Note Payment Dates.  All interest hereunder shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  Any principal and, to the extent legally permitted, interest hereunder which is not paid when due under this Note shall accrue interest at the rate provided above plus 600 basis points until such overdue principal or interest has been paid in full.

(c)           In the event that any scheduled payment date hereunder is a day on which banks in the State of Florida are required or authorized to be closed, then the payment that would be due on such day shall instead be due and payable on the next day which is not such a non-banking day, with additional interest for such delay at the rate then in effect hereunder.

(d)           Time is of the essence with respect to the Maker’s payment obligations hereunder.

2.             Prepayment.

The Maker shall have the right to prepay, without penalty, at any time or times after the date hereof, all or any portion of the outstanding principal balance of this Note, together with interest on the amount of principal prepaid, accrued to the date of prepayment.

3.             Events of Default.

The following are Events of Default hereunder:

(a)           Any failure by the Maker to pay when due all or any principal or interest hereunder; or

(b)           If the Maker (i) admits in writing its inability to pay generally its debts as they mature, or (ii) makes a general assignment for the benefit of creditors, or (iii) is adjudicated a bankrupt or insolvent, or (iv) files a voluntary petition in bankruptcy or reorganization, or (v) takes advantage, as against its creditors, of any bankruptcy or reorganization law of the United States of America or any state or subdivision thereof now or hereafter in effect, or (vi) has a petition or proceeding filed against it under any provision of any bankruptcy or reorganization law or statute of the United States of America or any state or subdivision thereof, which petition or proceeding is consented to by the Maker or is not dismissed within sixty (60) days after the date of the commencement thereof, (vii) has a receiver, liquidator, trustee, custodian, conservator, sequestrator or other such person appointed by any court to take charge of its affairs or assets or business and such appointment is consented to by the Maker or is not vacated or discharged within sixty (60) days thereafter, or (viii) takes any action in furtherance of any of the foregoing; or

(c)           Any liquidation, dissolution or winding up of the Maker or its business.

4.             Remedies on Default.

If any Event of Default shall occur and be continuing after notice by Payee of the Event of Default, and Maker fails to cure such Event of Default within 15 days after Payee mails such notice (except for an Event of Default under Section 3(b) above, the occurrence of which shall automatically effect acceleration hereunder), the Payee shall, in addition to any and all other available rights and remedies, have the right, at its option, (a) to declare the entire unpaid principal balance of this Note, together with all accrued interest hereunder, to be immediately due and payable, and (b) to pursue any and all available remedies for the collection of such principal and interest, including but not limited to the exercise of all rights and remedies against the Maker.

5.             Certain Waivers.

Except as otherwise expressly provided in this Note, the Maker hereby waives diligence, demand, presentment for payment, protest, dishonor, nonpayment, default, and notice of any and all of the foregoing.  The Maker hereby expressly agrees that this Note, or any payment hereunder, may be extended, modified or subordinated (by forbearance or otherwise) from time to time, without in any way affecting the liability of the Maker.  The Maker hereby further waives the benefit of any exemption under any insolvency laws.

6.             Assignment.

This Note shall be binding upon, inure to the benefit of and be enforceable by any successor in interest to the Payee; provided, however, that the Payee shall not directly or indirectly assign any of its rights under this Note without the prior written consent of the Maker.

Notwithstanding the foregoing, the Payee shall be entitled to assign this Note or portion thereof to one or more of its stockholders, their affiliates or a trust or similar entity created by one or more stockholders (each, a “Successor Payee”).  In the event of such assignment, the Payee shall deliver to the Maker, along with this Note, a written instrument effecting such assignment in form and substance reasonably satisfactory to the Maker, which instrument shall specify the amount of principal assigned to each Successor Payee.  The Maker shall promptly thereafter deliver replacement Notes to each Successor Payee in accordance with the Payee’s instructions.

7.             Waivers and Amendments.

Neither any provision of this Note nor any performance hereunder may be amended or waived orally, but only by an agreement in writing and signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

8.             Cumulative Remedies.

No right or remedy conferred upon the Payee under this Note is intended to be exclusive of any other right or remedy contained herein or in any instrument or document delivered in connection herewith, and every such right or remedy shall be cumulative, may be exercised singly or concurrently, and shall be in addition to every other such right or remedy contained herein and/or now or hereafter existing at law or in equity or otherwise.

9.             Waivers; Course of Dealing.

No course of dealing between the Maker and the Payee, or any failure or delay on the part of the Payee in exercising any rights or remedies, or any single or partial exercise of any rights or remedies, shall operate as a waiver or preclude the exercise of any other rights or remedies available to the Payee.

10.           Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

This Note shall be deemed to be a contract made under the laws of the State of Florida and shall be governed by, and construed in accordance with, the laws of the State of Florida, without regard to the principles of conflicts of law thereof.  The Maker hereby irrevocably consents to the jurisdiction of all courts (state and federal) sitting in the State of Florida in connection with any claim, action or proceeding relating to or for the collection or enforcement of this Note, and hereby waives any defense of forum non conveniens or other such claim or defense in respect of the lodging of any such claim, action or proceeding in any such court.  THE MAKER HEREBY KNOWINGLY AND VOLUNTARILY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING UNDER OR IN RESPECT OF OR FOR ENFORCEMENT OF THIS NOTE.

11.           Collection Costs.

In the event that the Payee shall, after the occurrence of an Event of Default, turn this Note over to an attorney for collection, the Maker shall further be liable for and shall pay to the Payee all collection costs and expenses incurred by the Payee, including reasonable attorneys’ fees and expenses; and the Payee may take judgment for all such amounts in addition to all other sums due hereunder.

IN WITNESS WHEREOF, the Maker has caused this instrument to be duly executed as of the date first set forth above.

CNL HOTELS & RESORTS, INC.

By:
Name: Mark E. Patten
Title: Senior Vice President and Chief
Accounting Officer